UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 6, 2014

(Date of earliest event reported)

VERIZON COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8606	23-2259884
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

140 West Street New York, New York		10007
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 395-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 6, 2014, the Human Resources Committee (the Committee) of the Board of Directors of Verizon Communications Inc. (Verizon) recommended, and the Board of Directors approved, compensation adjustments for its Chairman and Chief Executive Officer, Lowell C. McAdam, and the Committee approved compensation adjustments for the other named executive officers of Verizon: Daniel S. Mead, Executive Vice President and President and Chief Executive Officer – Verizon Wireless, Francis J. Shammo, Executive Vice President and Chief Financial Officer, John G. Stratton, Executive Vice President and President – Verizon Enterprise Solutions, and Randal S. Milch, Executive Vice President – Public Policy and General Counsel. In making these decisions, the Committee, and in the case of Mr. McAdam, the Board, noted that the changes reflect Verizon’s commitment to emphasizing performance-based incentive pay and compensating its executive officers at levels commensurate with Verizon’s position in the market.

For 2014, Mr. McAdam’s target annual long-term incentive opportunity, expressed as a percentage of base salary, was increased from 625% to 750%, and the target annual short-term incentive opportunity for each of the named executive officers other than Mr. McAdam, expressed as a percentage of base salary, was increased from 110% to 150%. The base salaries of each of the named executive officers were increased as follows: for Mr. McAdam, 6.7%; for Mr. Mead, 5.6%; for Mr. Shammo, 6.5%; for Mr. Stratton, 10.3%; and for Mr. Milch, 8.2%. The base salary adjustments take effect March 2, 2014. No change was made to Mr. McAdam’s target annual short-term incentive opportunity, and no change was made to the target annual long-term incentive opportunities for any of the named executive officers other than Mr. McAdam.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Verizon Communications Inc.
(Registrant)

Date:	February 11, 2014	/s/ William L. Horton, Jr.
William L. Horton, Jr. Senior Vice President, Deputy General Counsel and Corporate Secretary